SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 27, 2002
Date of Report
(Date of earliest event reported)

UTEK CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-15941	59-3603677
(Commission File No.)	(IRS Employer Identification Number)

202 South Wheeler Street
Plant City, FL 33563
(Address of Principal Executive Offices)

(813) 754-4330
(Registrant’s Telephone Number, Including Area Code)

ITEM 5. OTHER EVENTS

     Spoken Data Technologies, Inc., a Florida corporation and 75% owned subsidiary of UTEK Corporation (AMEX: UTK), was acquired by FullCircle Registry, Inc. (OTC BB: FLCR), a Nevada corporation in a tax-free stock-for-stock exchange. FullCircle Registry, Inc. issued 157,500 unregistered shares of its common stock to UTEK Corporation in exchange for 75% of the issued and outstanding shares of Spoken Data Technologies, Inc. The shares acquired in the exchange are restricted and may only be resold pursuant to the requirements of the Securities Act of 1933. The value of the shares received was determined to be $129,500 based on a third party valuation in accordance with UTEK Corporation’s valuation policy as of the closing date of the transaction. As a result of this and previous transactions, UTEK Corporation owns approximately 1.79% of the issued and outstanding stock of FullCircle Registry, Inc. In addition, FullCircle Registry, Inc. issued 52,500 shares of its common stock for The University of New Brunswick’s 25% ownership in Spoken Data Technologies, Inc.

     Spoken Data Technologies, Inc. holds an exclusive license to a patent pending voice internet browser which allows web sites to speak HTML encoded data in response to telephone inquiries. UTEK Corporation had invested approximately $10,000 in Spoken Data Technologies, Inc.

     The amount of consideration was determined by arms-length negotiations between the parties. The exchange was consummated on September 27, 2002 in accordance with applicable law. In 2002, UTEK Corporation had also completed both a strategic alliance agreement and a technology transfer with FullCircle Registry, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2002	UTEK CORPORATION

/s/ Michael O. Sullivan

Michael O. Sullivan Chief Financial Officer

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